EXHIBIT 4.1
THE JABIL CIRCUIT, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN
Effective as of January 1, 2011.

JABIL CIRCUIT, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN
ARTICLE I — PURPOSE; EFFECTIVE DATE
1.1.	Purpose. The purpose of the Jabil Circuit, Inc. Executive Deferred Compensation Plan (hereinafter, the “Plan”) is to permit a select group of management or highly compensated employees of JABIL CIRCUIT, INC. (and its selected subsidiaries and/or affiliates) to defer the receipt of income which would otherwise become payable to them. It is intended that this Plan, by providing these eligible individuals an opportunity to defer the receipt of income, will assist in retaining and attracting individuals of exceptional ability.

1.2.	Effective Date. It is the intent that all of the amounts deferred and benefits provided under this Plan will be subject to the terms of Section 409A of the Code, and the terms of this Plan shall be effective as of January 1, 2011 (the “Effective Date”).

1.3.	Plan Type. For purposes of Section 409A, the portion of the amounts deferred by the Participants and benefits attributable thereto, shall be considered an elective account balance plan as defined in Treas. Reg. §1.409A -1(c)(2)(i)(A), or as otherwise provided by the Code; the portion of the amounts deferred as matching or employer contributions and benefits attributable thereto, shall be considered a nonelective account balance plan as defined in Treas. Reg. §1.409A -1(c)(2)(i)(B), or as otherwise provided by the Code.
ARTICLE II — DEFINITIONS
     For the purpose of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:
2.1.	Account(s). “Account(s)” means the account or accounts maintained on the books of the Company used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets. Account(s) shall be deemed to exist from the time amounts are first credited to such Account(s) until such time that the entire amount credited to that Account has been distributed in accordance with this Plan. The Accounts available for each Participant shall be identified as:
a)	Separation Account; and,

b)	In-Service Account; each Participant may maintain up to two (2) In-Service Accounts based on selecting different times and/or form of payments as selected under Article V, below.
2.2.	Beneficiary. “Beneficiary” means the person, persons or entity as designated by the Participant, entitled under Article VI to receive any Plan benefits payable after the Participant’s death.

2.3.	Board. “Board” means the Board of Directors of Jabil Circuit, Inc.

2.4.	Change in Control. “Change in Control” shall mean the happening of any of the following after the Effective Date:

a)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Jabil and its Subsidiaries taken as a whole to any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than Jabil or one of its Subsidiaries, provided, for the avoidance of doubt, that the sale of a Subsidiary shall not constitute a Change in Control if the Subsidiary does not represent substantially all of the properties or assets of Jabil and its Subsidiaries taken as a whole; or

b)	the adoption of a plan relating to Jabil’s liquidation or dissolution, with all material contingencies satisfied or waived, and the taking of a substantial step to implement such liquidation or dissolution; or

c)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person other than Jabil or its Subsidiaries, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of Jabil’s voting stock or other voting stock into which Jabil’s voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or

d)	Jabil consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, Jabil, in any such event pursuant to a transaction in which any of the voting stock of Jabil or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of voting stock of Jabil outstanding immediately prior to such transaction directly or indirectly constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person immediately after giving effect to such transaction; or

e)	the first day on which a majority of the members of the Board are not Continuing Directors.
     For purposes of this Section 2.4, the following terms shall have the meanings indicated:
i)	“Continuing Director” means any member of the Board who (1) was a member of the Board on the Effective Date; or (2) was nominated for election or elected to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election.

ii)	“Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or regulation includes regulations and applicable guidance thereunder.

iii)	“Jabil” means Jabil Circuit, Inc., a Delaware corporation.

iv)	“Subsidiary” means a corporation, domestic or foreign, of which not less than 50 percent of the voting shares are held by Jabil or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by Jabil or a Subsidiary.

2.5.	Code. “Code” means the Internal Revenue Code of 1986, as may be amended from time to time. Any reference in this Plan to “applicable guidance”, “further guidance” or other similar terms shall include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to or in connection with Section 409A of the Code by the U.S. Department of Treasury or the Internal Revenue Service.

2.6.	Committee. “Committee” means the Committee appointed by the Compensation Committee to administer the Plan pursuant to Article VII.

2.7.	Compensation Committee. “Compensation Committee” means the Compensation Committee of the Board.

2.8.	Company. “Company” means Jabil Circuit, Inc. and any directly or indirectly affiliated subsidiary corporations, any other affiliate designated by the Board, or any successor to the business thereof.

2.9.	Compensation. “Compensation” means the base salary payable to and bonus or incentive compensation earned by a Participant with respect to employment services performed for the Company by the Participant and considered to be “wages” for purposes of federal income tax withholding. For purposes of this Plan only, Compensation shall be calculated before reduction for any amounts deferred by the Participant pursuant to the Company’s plans maintained under Section 401(k) or Section 125 of the Code, or pursuant to this Plan or any other non-qualified plan which permits the voluntary deferral of compensation. Inclusion of any other forms of compensation is subject to Committee approval.

2.10.	Deferral Commitment. “Deferral Commitment” means a commitment made by a Participant to defer a portion of Compensation as set forth in Article III and as permitted by the Committee in its sole discretion. The Deferral Commitment shall apply to each payment of Compensation payable to a Participant, and the Committee is empowered to group the various types of Compensation (salary or bonus) together for purposes of effecting the election to defer. By way of example: the Committee may apply the election to defer “salary” to salary, commissions, and any other regularly occurring form of compensation; or the Committee may apply the election to defer “bonus” to annual bonuses, short-term bonus, long term bonus arrangements and other forms of incentive based compensation. Such determination shall be made by the Committee prior to the time that such Deferral Commitment becomes irrevocable under this Plan. The Deferral Commitment shall specify the Account or Accounts to which the Compensation deferred shall be credited. Except as otherwise provided in this Plan, such designation shall be made in the form of a whole percentage; and in the case of a deferral of bonuses, the designation may also be made in the form of a whole percentage in excess of a stated dollar amount, or an exact stated dollar amount. A Deferral Commitment with respect to any Compensation which is determined by the Committee to be Performance Based Compensation shall be made as provided by the Committee, but no later than six (6) months prior to the end of such performance period. Any Deferral Commitment shall be made in a form and at a time deemed acceptable to the Committee, and the Committee may limit the type of Compensation that is permitted to be deferred under this Plan at any time and/or may restrict the Participants or group of Participants eligible to defer any type of Compensation at any time.

2.11.	Deferral Period. “Deferral Period” means each calendar year, except that if a Participant first becomes eligible after the beginning of a calendar year, the initial Deferral Period shall be the date the Participant first becomes eligible to participate in this Plan through and including December 31st of that calendar year.

2.12.	Determination Date. “Determination Date” means each calendar day.

2.13.	Disability. “Disability” means a physical or mental condition whereby the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer.

2.14.	Distribution Election. “Distribution Election” means the form prescribed by the Committee and completed by the Participant, indicating the chosen form of payment for benefits payable from each Account under this Plan, as elected by the Participant.

2.15.	Discretionary Contribution. “Discretionary Contribution” means the Company contribution, if any, credited to a Participant’ Account(s) under Section 4.5, below, as determined by the Committee in its sole discretion.

2.16.	ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.17.	Financial Hardship. “Financial Hardship” means a severe financial hardship to the Participant described in Code Section 409A and other applicable guidance, including a severe financial hardship resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

2.18.	401(k) Plan. “401(k) Plan” means the “Jabil 401(k) Retirement Plan”, or any other successor defined contribution plan maintained by the Company that qualifies under Section 401(a) of the Code and satisfies the requirements of Section 401(k) of the Code.

2.19.	Interest. “Interest” means the amount credited to or charged against a Participant’s Separation and/or In-Service Account(s) on each Determination Date, which shall be based on the Valuation Funds chosen by the Participant as described in Section 2.25, below and in a manner consistent with Section 4.3, below. Such credits or charges to a Participant’s Account may be either positive or negative to reflect the increase or decrease in value of the Account in accordance with the provisions of this Plan.

2.20.	Matching Contribution. “Matching Contribution” means the Company contribution, if any, credited to a Participant’s Separation or In-Service Account(s) under Section 4.4, below, as determined by the Committee in its sole discretion.

2.21.	Participant. “Participant” means any individual who is eligible to participate in this Plan and whose participation in this Plan has become effective pursuant to Section 3.1, below. Such individual shall remain a Participant in this Plan for the period of deferral, or credit, and until such time as all benefits payable under this Plan to or on behalf of such individual have been paid in accordance with the provisions hereof.

2.22.	Performance Based Compensation. “Performance Based Compensation” means the portion of Compensation determined by the Committee to satisfy the requirements set forth in Treas. Reg. §1.409A-1(e), and such Performance Based Compensation may be determined on a fiscal or calendar year basis.

2.23.	Plan. “Plan” means the Jabil Circuit, Inc. Executive Deferred Compensation Plan as amended from time to time.

2.24.	Termination. “Termination”, “terminates employment” or any other similar such phrase means a Participant’s “separation from service” with the Company, for any reason, within the meaning of Section 409A of the Code, and Treas. Reg. §1.409A-1(h) and other applicable guidance; except for purposes of determining whether a Participant has had a “separation from service” as described under Code Section 409A, the term “Company” means the Company and any affiliate with which the Company would be considered a single employer under Sections 414(b) or 414(c) of the Code, provided that in applying Sections 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Sections 1563(a)(1), (2) and (3) of the Code, and in applying Treas. Reg. §1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treas. Reg. §1.414(c)-2.

2.25.	Valuation Funds. “Valuation Funds” means one or more of the funds or indices that are identified and listed by the Committee. These Valuation Funds are used solely to calculate the Interest that is credited to or charged against each Participant’s Separation and/ or In-Service Account(s) in accordance with Article IV, below, and do not represent, nor create or convey any beneficial interest on the part of the Participant in any asset or other property of the Company. The determination of the increase or decrease in the performance of each Valuation Fund shall be made by the Committee in its reasonable discretion. The Committee shall select the various Valuation Funds available to the Participants with respect to this Plan and shall set forth a list of these Valuation Funds attached hereto as Exhibit A, which may be amended from time to time in the discretion of the Committee.
ARTICLE III — ELIGIBILITY AND PARTICIPATION
3.1.	Eligibility and Participation.
a)	Eligibility. Eligibility to participate in the Plan shall be limited to those select key management and highly compensated employees of the Company who are designated in writing by the Committee from time to time.

b)	Participation. An eligible individual’s participation in the Plan shall become effective, and the individual shall become a Participant, upon the first to occur of (i) an amount being credited to an Account on behalf of the individual or (ii) the completion and submission of a Deferral Commitment, an Allocation Form, and a Distribution Election to the Committee at a time and in a form determined by the Committee, but in no event later than the time prescribed under Section 409A of the Code and applicable guidance.

c)	First-Year Participation. When an individual first becomes eligible to participate in this Plan, and is not a participant in another plan maintained by the Company which is considered to be of a similar type as defined in Treas. Reg. §1.409A -1(c)(2)(i)(A) or (B), or as otherwise provided by the Code, a Deferral Commitment may be submitted to the Committee within thirty (30) days after the individual becomes eligible to participate in this Plan. Such Deferral Commitment will be effective only with regard to Compensation earned and payable with respect to services performed following submission of the Deferral Commitment to the Committee.

3.2.	Form of Deferral Commitment. A Participant may elect to make a Deferral Commitment at such time and in such form as determined by the Committee, but in no event later than the date on which the election is required to become irrevocable as set forth in this Plan or as otherwise required by Section 409A of the Code and applicable guidance. The Deferral Commitment shall specify the following:
a)	Timing of Deferral Election. The Participant shall make an election to defer Compensation by filing a Deferral Commitment with the Committee, and such election shall become irrevocable no later than the last day of the calendar year prior to the Deferral Period with respect to which the right to such Compensation arises, except as provided in Section 3.1(c), above. In addition, notwithstanding anything to the contrary in this Plan, a Deferral Commitment with respect to Performance Based Compensation may be filed with the Committee and such election shall become irrevocable no later than six months before the end of the performance period with respect to which the right to such Performance Based Compensation arises, provided such Participant has been continuously employed with the Company from the later of the beginning of the performance period or the date on which the performance criteria for such Performance Based Compensation was established.

b)	Deferral Amounts; Accounts. A Deferral Commitment may be made with respect to each payment and/or type of Compensation payable by the Company to a Participant and shall designate the portion of each deferral that shall be credited to each of the various Accounts. In addition, no amounts shall be deferred into an In-Service Account during a Deferral Period when amounts are scheduled to be paid with respect to such Account. Notwithstanding anything to the contrary, for purposes of this Plan only, base salary attributable to the final pay period of any calendar year shall be deemed to be earned in the subsequent calendar year, provided the amounts are in fact paid (or payable) in the subsequent calendar year under the Company’s normal compensation practices. The Participant shall set forth the amount to be deferred in the manner provided by the Committee.

c)	Allocation to Valuation Funds. The Participant shall specify in a separate form (known as the “Allocation Form”) filed with the Committee, the portion of each of the Separation or In-Service Accounts to be credited to the various available Valuation Funds.

d)	Maximum Deferral. The maximum amount of Compensation that is salary that may be deferred shall be seventy-five percent (75%); the maximum amount of Compensation that is bonus or incentive compensation that may be deferred shall be one hundred percent (100%).
3.3.	Period of Commitment. Any Deferral Commitment made by a Participant at the times provided by this Plan, shall remain in effect for the Deferral Period during which the right to such Compensation arises. A Participant must make a separate Deferral Commitment with respect to each type of Compensation for each Deferral Period at the time provided; no Deferral Commitment with respect to a type of Compensation with respect to one Deferral Period shall be effective for a subsequent Deferral Period. Notwithstanding, if a Participant suffers a Disability prior to the end of the Deferral Period, the Deferral Period shall end as of the date of Disability.

3.4.	Irrevocability of Deferral Commitment. Except as provided in Section 3.3, above, or Section 5.4, a Deferral Commitment shall become irrevocable as of the last day on which an election may be made with respect to such Deferral Commitment under the terms of this Plan.

3.5.	Change in Status. If the Committee determines that a Participant’s employment performance is no longer at a level that warrants reward through participation in this Plan, but does not terminate the Participant’s employment with the Company, no new Deferral Commitment may be made by such Participant after notice of such determination is given by the Committee, unless the Participant later satisfies the requirements of Section 3.1.

3.6.	Defaults in Event of Incomplete or Inaccurate Deferral Documentation. In the event that a Participant submits a Deferral Commitment, Allocation Form or Distribution Election to the Committee that, in the sole discretion of the Committee, lacks information necessary to the efficient operation of this Plan or contains inaccurate information, the Committee shall be authorized to treat such form as if the following elections had been made by the Participant, and such information shall be communicated to the Participant:
a)	If no Account is listed — treat as if the Separation Account was elected;

b)	If amounts to be credited to the Accounts equal less than 100% of the Deferral Commitment — treat as if the balance was deferred into the Separation Account;

c)	If amounts to be credited to the Accounts equal more than 100% —proportionately reduce the amount to be credited to each Account to equal, in the aggregate, 100%;

d)	If an In-Service Account is listed, but no deferrals can be made into that Account due to the fact that benefits are scheduled to be paid or are being paid from that In-Service Account during the Deferral Period, then the amounts elected to be deferred shall be credited to another In-Service Account, if such other In-Service Account is available for deferral, and if not, then to the Separation Account;

e)	If no Valuation Fund is selected — treat as if the Stable Value Fund was elected;

f)	If the amounts to be credited to the Valuation Fund(s) selected equal less than 100% — treat as if the Stable Value Fund was elected for the remaining balance;

g)	If the amounts to be credited to the Valuation Fund(s) selected equal more than 100% — proportionately reduce the amounts to be credited to each Valuation Fund to equal 100%;

h)	If no Distribution Election is chosen —treat as if a lump sum payment was elected for the In-Service Account and treat as if installments payable over a period of three (3) years was elected for the Separation Account; and,

i)	If no time of payment is chosen for the In-Service Account —treat as if the earliest possible date available under the provisions of Section 5.2, below, was elected.
ARTICLE IV — SEPARATION AND IN-SERVICE ACCOUNTS
4.1.	Accounts. The salary and incentive bonus Compensation deferred by a Participant under the Plan, any Matching or Discretionary Contributions and Interest shall be credited to the Participant’s Separation and/or In-Service Account(s) as selected by the Participant, or as otherwise provided in this Article. Separate accounts may be maintained on the books of the Company to reflect the different Accounts chosen by the Participant, and the Participant shall designate the portion of each deferral that will be credited to each Account as set forth in Section 3.2(b), above. These Accounts shall be used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets.

4.2.	Timing of Credits; Withholding. A Participant’s deferred Compensation shall be credited to each Account designated by the Participant as soon as practical after the date the Compensation deferred would have otherwise been payable to the Participant. Matching and Discretionary Contributions shall be credited to the appropriate Account(s) as provided by the Committee. Any withholding of taxes or other amounts with respect to the Participant’s deferred Compensation or other amounts credited to the Participant under this Plan that is required by local, state, federal or foreign law shall be withheld from the Participant’s non-deferred compensation to the maximum extent possible, and any remaining amount shall reduce the amount credited to the Participant’s Accounts in a manner specified by the Committee.

4.3.	Valuation Funds. A Participant shall designate, at a time and in a manner acceptable to the Committee, one or more Valuation Funds for each Separation or In-Service Account for the sole purpose of determining the amount of Interest to be credited or charged to such Account. Such election shall designate the portion of each such Account (and of each deferral of Compensation credited to that Account) that shall be allocated among the available Valuation Fund(s), and such election shall continue to apply until such time as the Participant shall file a new election with the Committee. The manner in which such elections shall be made, the frequency with which such elections may be changed and the manner in which such elections shall become effective shall be determined in accordance with the procedures to be adopted by the Committee or its delegates from time to time. As of the Effective Date, such elections may be made on a daily basis electronically, and such elections shall become effective on the date made or the next available Determination Date.

4.4.	Matching Contributions. The Company may make a Matching Contribution to the Account of any Participant designated by the Committee, which is intended to replace any matching contribution which is not permitted to be made into the 401(k) Plan due solely to participation in this Plan. For purposes of this provision, the Participant shall be deemed to have elected to defer into the 401(k) Plan the percentage of eligible compensation necessary to receive the maximum matching contribution under the 401(k) Plan. Further, for purposes of determining the amount of the matching contribution to be restored, the applicable limitations under Code Sections 401(a)(17) and 415 shall be considered. The Committee shall determine the amount of Matching Contribution under this Section, in its sole discretion, as soon as is practical following the close of the calendar year, and unless otherwise provided by the Committee, such amount shall be credited to the Separation Account at that time.

4.5.	Discretionary Contributions. In its sole discretion, the Company may make Discretionary Contributions to a Participant’s Account. Discretionary Contributions shall be credited at such times, in such amounts, and to such Separation and In-Service Accounts as determined by the Committee and approved by the Compensation Committee.

4.6.	Determination of Accounts. Each Participant’s Separation and In-Service Accounts as of each Determination Date shall consist of the balance of that Account as of the immediately preceding Determination Date, adjusted as follows:
a)	New Deferrals. Each Account shall be increased by any deferred Compensation credited since such prior Determination Date in the proportion chosen by the Participant, except that no amount of new deferrals shall be credited to an In-Service Account during or after the Deferral Period that a distribution is to be made from that Account.

b)	Company Contributions. Each Account shall be increased by any Discretionary and/or Matching Contributions credited since such prior Determination Date as set forth above in Sections 4.4 and 4.5 or as otherwise directed by the Committee.

c)	Distributions. Each Account shall be reduced by the amount of each benefit payment made with respect to that Account since the prior Determination Date. Distributions shall be deemed to have been made proportionally from each of the Valuation Funds maintained within such Account based on the proportion that such Valuation Fund bears to the sum of all Valuation Funds maintained within such Account for that Participant as of the Determination Date immediately preceding the date of payment.

d)	Interest. Each Account shall be increased or decreased (but not below zero) by the Interest credited or charged to such Account since such prior Determination Date.

4.7.	Vesting of Accounts. Each Participant shall be one hundred percent (100%) vested in the amounts credited to such Participant’s Separation and In-Service Accounts, except as may be otherwise provided by the Committee with respect to Discretionary Contributions.

4.8.	Statement of Accounts. To the extent that the Company does not arrange for Accounts to be accessible online by the Participant, the Committee shall provide to each Participant a statement showing the amounts credited or charged to such Participant’s Accounts no less frequently than annually.
ARTICLE V — PLAN BENEFITS
5.1.	Separation Account. The vested portion of a Participant’s Separation Account shall be distributed to the Participant upon termination of employment with the Company.
a)	Timing of Payment. Subject to Section 5.6, benefits payable with respect to the Separation Account shall commence as soon as practical after the date of the Participant’s termination, but no later than ninety (90) days following the Participant’s termination; provided, however, the Participant may not, directly or indirectly, designate the taxable year of the payment.

b)	Form of Payment. The form of benefit payment upon termination of employment with the Company (other than by reason of death) shall be that form selected by the Participant in the first Deferral Commitment which designated a portion of the Compensation deferred be allocated to the Separation Account, and as permitted pursuant to Section 5.7. If the form of payment selected provides for installment payments, subsequent installment payments shall be made on or about the anniversary of the initial installment payment.
5.2.	In-Service Account. The vested portion of a Participant’s In-Service Account shall be distributed to the Participant upon the date specified by the Participant, except as otherwise provided under the terms of this Plan.
a)	Timing of Payment. Subject to Section 5.6, benefits payable with respect to the In-Service Account shall commence in April of the year specified in the first Deferral Commitment which designated a portion of the Compensation deferred be allocated to the In-Service Account. In no event shall the year selected be earlier than the fourth calendar year following the initial filing of the Deferral Commitment with respect to that In-Service Account, provided that if the Deferral Commitment relates to the Participant’s fiscal year 2011 bonus Compensation, the Participant may select the third calendar year following the initial filing of the Deferral Commitment with respect to that In-Service Account. In the event that the Participant terminates employment with the Company prior to the date of payment in the year so specified, the benefits under this Section shall commence as soon as administratively practical after termination of employment, but in no event later than ninety (90) days following the Participant’s termination; provided, however, the Participant may not, directly or indirectly, designate the taxable year of the payment.

b)	Form of Payment. The form of benefit payment from the In-Service Account shall be that form selected by the Participant pursuant to Section 5.7, below, except that if the Participant terminates employment with the Company prior to the distribution date so specified, then the In-Service Account shall be paid in the same form applicable to the payment of the Separation Account. If the form of payment selected provides for installment payments, subsequent installment payments shall be made on or about the anniversary of the initial installment payment.

c)	Change of Time and/or Form of Payment. The Participant may subsequently amend the form of payment or the intended date of payment of an In-Service Account to a date later than that date of payment in force immediately prior to the filing of such request, by filing such amendment with the Committee no later than twelve (12) months prior to the current date of payment. The Participant may file this amendment, provided that each amendment must provide for a payout as otherwise permitted under this Section at a date no earlier than five (5) years after the date of payment in force immediately prior to the filing of such request, and the amendment may not take effect for twelve (12) months after the request is made. For purposes of this Article, a payment of annual installments over a number of years shall be treated as a single payment, as provided in Treas. Reg. §1-409A-2(b)(2)(iii).
5.3.	Death Benefit. Upon the death of a Participant prior to the commencement of benefits under this Plan from any particular Account, the Company shall pay to the Participant’s Beneficiary the vested amount credited to that Account in the form of a lump sum payment as soon as administratively possible; provided, however, the Beneficiary may not, directly or indirectly, designate the taxable year of the payment. In the event of the death of the Participant after the commencement of benefits under this Plan from any Separation or In-Service Account, the benefits payable with respect to that Account(s) shall be paid to the Participant’s designated Beneficiary at the same time and in the same manner as if the Participant had survived.

5.4.	Hardship Distributions. Upon a finding that a Participant has suffered a Financial Hardship, the Committee may, in its sole discretion, terminate the existing Deferral Commitment, and/or make distributions with respect to the vested amount credited to any or all of the Participant’s Separation and In-Service Accounts. The amount of any distribution shall be limited to the amount reasonably necessary to meet the Participant’s needs resulting from the Financial Hardship plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such Financial Hardship is or may be relieved through the reimbursement or compensation by insurance, or otherwise or by liquidation of the Participant’s assets (to the extent that liquidation of such assets would not itself cause severe financial hardship). The amount of such distribution will not exceed the vested amount credited to the Participant’s Separation and In-Service Accounts. If payment is made due to Financial Hardship, the Participant’s deferrals under this Plan shall cease for the period of the Financial Hardship. If the Participant is again eligible to participate, any resumption of the Participant’s deferrals under the Plan after the period of Financial Hardship shall be made only at the election of the Participant in accordance with Article III herein.

5.5.	Disability Distributions. Upon a finding that a Participant has suffered a Disability, the Committee shall make a distribution of all of the vested amounts credited to the Participant’s Separation and In-Service Accounts. The distribution shall be made in the form of a lump sum and shall be paid as soon as administratively practical after the determination of such Disability.

5.6.	Payment Due to Termination. Notwithstanding anything else to the contrary, payments of benefits with respect to the Separation Account, and benefits payable with respect to an In-Service Account caused by the termination of employment of a Participant, shall be payable as otherwise provided, except that the initial payment shall be made no earlier than the earlier to occur of the death of the Participant or the date that is six (6) months and one day following the Participant’s termination of employment with the Company.

5.7.	Form of Payment. Unless otherwise specified in this Article, the benefits payable from any Separation or In-Service Account under this Plan shall be paid in the form of benefit as provided below, and specified by the Participant in the Distribution Election applicable to that Account at the time of the initial deferral or credit to that Account. The permitted forms of benefit payments are:
a)	A lump sum amount which is equal to the vested amount credited to the Account; and

b)	Annual installments for a period of up to ten (10) years (or in the event of payment with respect to an In-Service Account, a maximum of five (5) years) where the annual payment shall be equal to the vested amount credited to the Account immediately prior to the payment, multiplied by a fraction, the numerator of which is one (1) and the denominator of which commences at the number of annual payments initially chosen and is reduced by one (1) in each succeeding year. Interest on the vested unpaid amount credited to the Account shall be based on the most recent allocation among the available Valuation Funds chosen by the Participant, made in accordance with Section 4.3, above.

5.8.	Small Account. If the vested unpaid amount credited to the Participant’s Separation Account as of the time payments are to commence with respect to the Separation Account is less than $50,000, such amount shall be paid in a lump sum, notwithstanding any election by the Participant to the contrary; and, if the vested unpaid amount credited to the Participant’s In-Service Account as of the time payments are to commence with respect to such In-Service Account is less than $50,000, such amount shall be paid in a lump sum, notwithstanding any election by the Participant to the contrary.

5.9.	Withholding. The Company shall withhold from any payment made pursuant to this Plan any taxes required to be withheld from such payment under local, state, federal or foreign law.

5.10.	Payments in Connection with a Domestic Relations Order. Notwithstanding anything to the contrary, the Company may make distributions to someone other than the Participant if such payment is necessary to comply with a domestic relations order, as defined in Code Section 414(p)(1)(B), involving the Participant. Where the domestic relations order permits discretion on the part of the non-Participant spouse and such discretion has not been exercised, the Company shall distribute to the non-Participant spouse the amounts subject to the order as soon as practical.

5.11.	Payment to Guardian. If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of the property, the Committee may direct payment to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require such proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Committee and the Company from all liability with respect to such benefit.

5.12.	Effect of Payment. The full payment of the applicable benefit under this Article V shall completely discharge all obligations on the part of the Company to the Participant (and the Participant’s Beneficiary) with respect to the operation of this Plan, and the Participant’s (and Participant’s Beneficiary’s) rights under this Plan shall terminate.

5.13.	Prohibition on Acceleration of Payments; Separate Payment Rule. The time or schedule of any payment or amount scheduled to be paid hereunder may not be accelerated except as otherwise permitted under Code Section 409A and applicable guidance. For purposes of applying the provisions of Code Section 409A, each separately identified amount to which a Participant is entitled to payment on a determinable date under the Plan shall be treated as a separate payment for purposes of applying the provisions of Code Section 409A, except that installment payments of a separately identified amount shall be treated as a single payment.

ARTICLE VI — BENEFICIARY DESIGNATION
6.1.	Beneficiary Designation. Subject to applicable law, each Participant shall have the right, at any time, to designate one (1) or more persons or entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of the Participant’s death prior to complete distribution of the vested amount credited to the Participant’s Account. Each Beneficiary designation shall be in a written form prescribed by the Committee and shall be effective only when filed with the Committee during the Participant’s lifetime.

6.2.	Changing Beneficiary. Subject to applicable law, any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Committee.

6.3.	No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void or not recognized under applicable law, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:
a)	The Participant’s surviving spouse;

b)	The Participant’s children in equal shares, except that if any of the children predeceases the Participant but leaves surviving issue, then such issue shall take by right of representation the share the deceased child would have taken if living;

c)	The Participant’s estate.
6.4.	Effect of Payment. Payment to the Beneficiary shall completely discharge the Company’s obligations under this Plan.
ARTICLE VII — ADMINISTRATION
7.1.	Committee; Duties. This Plan shall be administered by the Committee, which shall consist of those individuals named by the Compensation Committee, except in the event of a Change in Control as provided in Section 7.6 below. The Committee shall have the authority, in its sole discretion, to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as they may arise in such administration. A majority vote of the Committee members shall control any decision. Members of the Committee may be Participants under this Plan.

7.2.	Compliance with Section 409A of the Code. It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to the Participants or their Beneficiaries. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Although the Committee shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of deferrals under this Plan is not warranted or guaranteed. Neither the Company, the Compensation Committee, any director, officer, employee or advisor of the Company, nor the Committee (nor its designee) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan. For purposes of the Plan, the phrase “permitted by Section 409A of the Code,” or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(1) of the Code.

7.3.	Agents. The Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

7.4.	Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation or application of the Plan or the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

7.5.	Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such member’s service on the Committee, except in the case of gross negligence or willful misconduct.

7.6.	Election of Committee After Change in Control. After a Change in Control, vacancies on the Committee shall be filled by majority vote of the remaining Committee members and Committee members may be removed only by such a vote. If no Committee members remain, a new Committee shall be elected by majority vote of the Participants in the Plan immediately preceding such Change in Control. After a Change in Control, no amendment shall be made to this Article VII or any other Plan provisions regarding the Committee’s authority with respect to the Plan without prior approval by the Committee.
ARTICLE VIII — CLAIMS PROCEDURE
8.1.	Claim. Any person or entity claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan (hereinafter referred to as “Claimant”) shall present the request in writing to the Committee, which shall respond in writing as soon as practical, but in no event later than ninety (90) days after receiving the initial claim or request (or no later than forty-five (45) days after receiving the initial claim or request regarding a Disability under this Plan).

8.2.	Denial of Claim. If the claim or request is denied, the written notice of denial shall state:
a)	The reasons for denial, with specific reference to the Plan provisions on which the denial is based;

b)	A description of any additional material or information required and an explanation of why it is necessary, in which event the time frames listed in Section 9.1 shall be one hundred and eighty (180) and seventy-five (75) days, respectively, from the date of the initial claim; and

c)	An explanation of the Plan’s claim review procedure, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

8.3.	Review of Claim. Any Claimant whose claim or request is denied or who has not received a response within sixty (60) days (or one hundred and eighty (180) days in the event of a claim regarding a Disability) may request a review by notice given in writing to the Committee. Such request must be made within sixty (60) days (or one hundred and eighty (180) days in the event of a claim regarding a Disability) after receipt by the Claimant of the written notice of denial, or in the event Claimant has not received a response sixty (60) days (or one hundred and eighty (180) days in the event of a claim regarding a Disability) after receipt by the Committee of the Claimant’s claim or request. The claim or request shall be reviewed by the Committee which may, but shall not be required to, grant the Claimant a hearing. On review, the Claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

8.4.	Final Decision. The decision on review shall normally be made within sixty (60) days (or forty-five (45) days in the event of a claim regarding a Disability) after the Committee’s receipt of the Claimant’s claim or request. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be one hundred twenty (120) days (or ninety (90) days in the event of a claim regarding a Disability). The decision shall be in writing and shall state the reasons and the relevant Plan provisions. The decision on review shall also include (i) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits, (ii) a statement describing any voluntary appeal procedures offered by the Plan, and (iii) a statement of the Claimant’s right, if any, to bring an action under Section 502(a) of ERISA. All decisions on review shall be final and binding on all parties concerned.
ARTICLE IX — AMENDMENT AND TERMINATION OF PLAN
9.1.	Amendment and Termination of the Plan. The Compensation Committee may at any time amend the Plan by written instrument, except that no amendment shall reduce the vested amount credited to any Account, as of the date the amendment is adopted, as such Account may be adjusted for Interest credited or charged after the date of the amendment according to the terms of this Plan. The Compensation Committee may, in its sole discretion, terminate all or any portion of the Plan by written instrument. Upon termination of the Plan, each affected Participant’s Accounts shall be distributed in accordance with Code Section 409A and applicable guidance.
ARTICLE X — MISCELLANEOUS

10.1.	Unfunded Plan. This plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301, and 401 of ERISA, and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

10.2.	Unsecured General Creditor. Notwithstanding any other provision of this Plan, Participants and their Beneficiaries shall be unsecured general creditors, with no secured or preferential rights to any assets of the Company or any other party for payment of benefits under this Plan. Any property held by the Company for the purpose of generating the cash flow for benefit payments shall remain its general, unpledged and unrestricted assets. The Company’s obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

10.3.	Trust Fund. The Company shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Company may establish one (1) or more trusts, with such trustees as the Committee may approve, for the purpose of assisting in the payment of such benefits. The assets of any such trust shall be held for the payment of the Company’s general creditors in the event of insolvency or bankruptcy. To the extent any benefits provided under the Plan are paid from any such trust, the Company shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of the Company.

10.4.	Nonassignability. No Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be nonassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

10.5.	Not a Contract of Employment. This Plan shall not constitute a contract of employment between the Company and the Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of the Company or interfere with the right of the Company to discipline or discharge a Participant at any time, for any reason, and with or without cause.

10.6.	Protective Provisions. As a condition of participation in the Plan, each Participant agrees to cooperate with the Company by furnishing any and all information requested by the Committee in order to facilitate the payment of benefits hereunder, and by taking such physical examinations and completing such other actions as the Committee may deem necessary or desirable.

10.7.	Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Florida, other than its conflict of laws principles, except to the extent preempted by federal law.

10.8.	Validity. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.9.	Notice. Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification. Mailed notice to the Committee shall be directed to the Company’s principal business address. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in the Company’s records.

10.10.	Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.